Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Elong Power Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	Class A Ordinary Shares, par value US$0.00001 per share (reserved for issuance under the 2024 Long-Term Incentive Equity Plan)	Other(3)	8,000,000	$2.10	(3)	$16,800,000	0.00015310	$2,572.08
Total Offering Amounts						$16,800,000		$2,572.08
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$2,572.08

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional securities that may be offered pursuant to the terms of the Elong Power Holdings Limited.

(2)	The registrant does not have any fee offsets.

(3)	Pursuant to Rule 457(h) and 457(c) promulgated under the Securities Act, solely for the purpose of calculating the registration fee, the proposed maximum offering price per share for the registrant’s Class A ordinary shares reserved for issuance under the registrant’s 2024 Long-Term Incentive Equity Plan is the average of the high and low prices of the registrant’s Class A ordinary shares as reported on the Nasdaq Global Market on April 15, 2025.